                                                             EXHIBIT 11.2

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                                Nine months ended
                                                      July 31,
                                               1997              1996
Weighted average shares outstanding          2,020,156         2,020,156
Net effect of dilutive stock options -
based on the treasury stock method
using average market price                      28,284            11,143
                                             2,048,440         2,031,299

Net income                                  $  917,954        $  615,524

Net income per share                        $     0.45        $     0.30


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